Exhibit 99.3

CONSENT OF HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

August 7, 2013

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, HI 96813

RE:        Proxy Statement/Prospectus of Alexander & Baldwin, Inc. (“A&B”) which forms part of Amendment No. 1 to the Registration Statement on Form S-4 of A&B (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated June 6, 2013, to the Board of Directors (the “Board”) of A&B.  We understand that A&B has determined to include our opinion in the Proxy Statement/Prospectus of A&B (the “Proxy Statement/Prospectus”) included in Amendment No. 1 to the above referenced Registration Statement.

Our opinion was provided for the Board (in their capacities as such) in connection with their consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “SUMMARY—Opinion of the Financial Advisor to A&B,” “THE A&B SHARE ISSUANCE PROPOSAL AND THE GRACE HOLDINGS MERGER PROPOSAL  THE MERGER —Background of the Merger,” “THE A&B SHARE ISSUANCE PROPOSAL AND THE GRACE HOLDINGS MERGER PROPOSAL  THE MERGER — Reasons for the Merger” and “THE A&B SHARE ISSUANCE PROPOSAL AND THE GRACE HOLDINGS MERGER PROPOSAL  THE MERGER —Opinion of the Financial Advisor to A&B” and to the inclusion of our opinion as Annex D to the Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement.   Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 1 to the Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ HOULIHAN LOKEY FINANCIAL ADVISORS, INC.